Exhibit 10.24

EXECUTION VERSION

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between NPC International, Inc. (the “Company”), NPC Acquisition Holdings, LLC (“Holdings”) for the limited purposes of Sections 4.3, 10, 13, 16, 19 and 25 only, and James K. Schwartz (“Employee”), and is dated as of February 16, 2011.

W I T N E S S E T H:

WHEREAS, Company recognizes Employee’s substantial contribution to its growth and success and desires to assure the continued employment of Employee, and Employee desires to continue such employment, upon the terms set forth in this Agreement; and

WHEREAS, Company, Holdings and Employee did enter into an original Employment Agreement on May 3, 2006, an Amended and Restated Employment Agreement dated December 29, 2008 and a letter agreement dated March 10, 2009 (collectively, the “Old Employment Agreement”); and

WHEREAS, the parties now wish to reflect certain amendments to the Old Employment Agreement through memorialization of an Amended and Restated Employment Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties agree as follows:

1.        Effective Date.  Company hereby continues the employment of Employee and Employee hereby continues employment with Company for the Term (as defined below) in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated. The term “Effective Date” shall be January 1, 2011, except that, for the avoidance of doubt, the calculation and payment of bonus compensation for 2010 shall be governed by Section 4.2 of the Old Employment Agreement.

2.        Term.  The initial term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) the third (3rd) anniversary of the Effective Date, or (b) the earlier termination of Employee’s employment pursuant to Section 7 of this Agreement (the “Initial Term”). This Agreement shall automatically be renewed for successive two (2) year periods commencing on the expiration of the Initial Term and each second anniversary thereof thereafter (the “Renewal Term”), unless either party provides the other with at least ninety (90) days’ prior written notice of its intent not to so renew; provided, however, that the party receiving such notice may waive the 90-day notice requirement. The term “Term” shall mean the Initial Term together with any Renewal Term(s). The term “Renewal Deadline” shall mean the last day on which notice of non-renewal is permitted to be given under this Agreement but in no event later than September 30 of the applicable year.

3.        Position, Duties, Responsibilities and Services.

3.1        Position, Duties and Responsibilities.  During the Term, Employee shall serve as the Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Company, in which capacities Employee shall perform the usual and customary duties, and have the usual and customary authority and status, of those offices, which shall be those normally inherent in such capacities in U.S. publicly-reporting corporations of similar size and character. Employee shall also have such other managerial duties and responsibilities with Company, its subsidiaries or divisions as may be assigned by the Board of Directors of Company (the “Board”) to the extent consistent with the immediately preceding sentence. Employee shall be subject to the supervision and control of the Board.

3.2        Services to be Provided.  During the Term, Employee shall (i) devote substantially all his full working time, attention and energies to the affairs of Company and its subsidiaries and divisions, (ii) use his best efforts to promote its and their best interests, (iii) faithfully and diligently perform his duties and responsibilities hereunder, and (iv) comply with and be bound by Company’s operational policies, procedures and practices as are from time to time in effect during the Term. Employee acknowledges that his duties and responsibilities will require substantially all his full-time business efforts and agrees during his employment by Company that he will not engage in any other business activity or have any business pursuits or interests, except activities or pursuits which the Board has determined, in its reasonable judgment, after notice by Employee, do not conflict with the business of Company and its subsidiaries or interfere with the performance by Employee of his duties hereunder; provided, however, that the Excepted Investments and Activities (as defined in Section 9) and the expenditure by Employee of a reasonable amount of time to monitor such investments and participate in such Activities shall be deemed not to conflict with the business of Company and its subsidiaries or to interfere with the performance by Employee of his duties hereunder. This Agreement shall not be construed as preventing Employee from serving as an outside director of any other company or from investing his assets in such form or manner as will not require a material amount of his time, in each case subject to the restrictions contained in Section 9 below; provided, however, that the Excepted Investments and Activities (as defined in Section 9) and the expenditure of a reasonable amount of time by Employee to monitor such investment and participate in such Activities shall be deemed not to be prohibited by this sentence.

3.3        Location of Services to be Provided.  Employee’s principal place of business during the Term shall be within thirty-five (35) miles of Overland Park, Kansas (the “Principal Place of Employment”).

4.        Compensation.

4.1        Base Salary.  Commencing on the Effective Date, Employee shall be paid a base salary (“Base Salary”) at an annual rate of Seven Hundred Thousand Dollars

2

($700,000) per year, payable consistently with Company’s current payroll practices. The Base Salary shall be reviewed at least annually by the Board during the Term for an increase based on merit and other relevant factors, and may be increased but not decreased during the Term, other than pursuant to a systematic reduction that is applicable to the entire executive management team. Employee shall receive annual written notice of the Base Salary that will be applicable for the immediately succeeding fiscal year at least thirty (30) days in advance of the Renewal Deadline, or if there is no Renewal Deadline in such prior fiscal year, thirty (30) days in advance of the end of such prior fiscal year. Except where expressly provided otherwise, each year referenced under Sections 4.1 and 4.2 hereof shall be interpreted to be an annual fiscal year of Company. For purposes of this Agreement, “systematic reduction” shall mean a reduction in salary for all employees within the “management team,” as defined hereafter, that is the same reduction of salary on a proportional basis for the members of the management team. In addition, for purposes of this Agreement, “management team” shall be defined as those members of management whose compensation is reviewed annually, following historical practices, by the Compensation Committee of the Board of Directors.

4.2        Bonus Compensation.

(a)        Calculation of Bonus Compensation.  Employee’s annual bonus compensation (“Bonus Compensation”) for each year during the Term shall be calculated as provided in Exhibit D, until changed by written agreement of Company and Employee, which for the avoidance of doubt may be effected in a separate agreement between Company and Employee. Employee and Company may agree from time to time by amendment to this Agreement or in such separate agreement to revise the bonus arrangement in Exhibit D or substitute a new Exhibit D for the form then attached to this Agreement.

(b)        Board Discretion.  In addition to the Bonus Compensation determined pursuant to Section 4.2(a), the Board, in its sole and exclusive discretion, may award Employee additional bonus compensation in recognition of outstanding performance.

(c)        Timing of Payment.  Company shall pay the Bonus Compensation and any payment to be made pursuant to Section 4.2(b) to Employee within thirty (30) days of the completion by Company’s certified public accountants of their audit of Company’s financial statements for the applicable fiscal year or, if the employment of Employee shall have been terminated for any reason prior to such date, in accordance with Section 7 below; but in no event later than March 15 of the calendar year following the completion of the fiscal year in which the services in respect of such Bonus Compensation were rendered.

4.3        Long-Term Incentive and Equity Based Awards.  As of the original effective date of the Old Employment Agreement, Holdings granted Employee nine hundred seventy-five thousand (975,000) non-time vesting Series A Options to purchase an equivalent number of common units in Holdings, one million sixty-four thousand (1,064,000) time vesting Series A Options to purchase an equivalent number of common

3

units in Holdings, and two million six hundred fifty-nine thousand (2,659,000) Series B Options to purchase an equivalent number of common units in Holdings, which options have terms substantially similar to those set forth in the Holdings Management Investment and Option Plan, attached hereto as Exhibit A.

4.4        Management Interests.  In accordance with the provisions of Section 6.11 of the Stock Purchase Agreement, by and among Company, Holdings, and the stockholders of NPC International, Inc. dated as of March 3, 2006 (the “Stock Purchase Agreement”), pursuant to his rollover contribution Employee received membership interests with value of $1,950,000 (the “Management Interests”). Such interests and the interests underlying the options are subject to the terms of the Amended and Restated Limited Liability Company Agreement of Company, as the same may be amended from time to time in accordance with its terms; provided, however, that no such amendment shall be made to the LLC Agreement that will have a disproportionate impact on the management interestholders.

5.        Employee Benefits.

5.1        Benefit Plans.  During the Term, Employee shall be entitled to participate in and receive benefits generally made available from time to time to senior executive officers of Company under all benefit programs, arrangements or perquisites of Company, including the benefit plans referenced in Section 7.02(b) of the Stock Purchase Agreement; provided, however, that it is agreed that Employee shall not participate in the NPC International, Inc. Non-Qualified Executive Deferred Compensation Plan. Notwithstanding the immediately preceding sentence, (a) Employee shall continue to receive, throughout the Term, short- and long-term disability insurance as in effect for Employee immediately prior to the Effective Date, and (b) Employee shall be entitled to receive perquisites that are no less favorable than those described in Exhibit B attached hereto throughout the Term. In addition, Company agrees to use its commercially reasonable best efforts to obtain, at Company’s cost, additional long-term disability coverage applicable to Employee from the ninetieth (90th) day of disability thereafter and until the earlier to occur of (a) termination of the disability, or (b) age sixty-five (65), in an amount of up to Three Hundred Sixty Thousand Dollars ($360,000) per year when aggregated with the benefits already provided to Employee under Company’s existing long-term disability insurance as presently in effect. In addition, Company shall pay or reimburse (as the case may be) the premiums for, life insurance in the amount of Two Million Dollars ($2,000,000), payable to Employee and Employee’s heirs upon death.

5.2        Vacation.  During the Term, Employee shall be entitled to receive vacation, pay for accrued vacation not taken, and carryover to subsequent years of vacation not taken, in each case, in accordance with Company policy in effect immediately prior to the Effective Date, but in no event less than four (4) weeks vacation with pay in any one (1) calendar year (pro-rated as necessary for partial calendar years during the Term). Such vacation may be taken, in Employee’s discretion, at such time or times as are not inconsistent with the reasonable business needs of Company.

4

5.3        Car Allowance.  Company shall provide a car allowance to Employee in the amount of Four Thousand Six Hundred Two Dollars ($4,602) for each year of the Term.

6.        Expenses.  During the Term, Company shall reimburse Employee upon presentation of appropriate vouchers or receipts and in accordance with Company’s expense reimbursement policies for senior executive officers, for all reasonable travel and entertainment expenses incurred by Employee in connection with the performance of his duties under this Agreement.

7.        Consequences of Termination of Employment.

7.1        Death.  In the event of the death of Employee during the Term, Employee’s employment hereunder shall be terminated as of the date of his death and Employee’s designated beneficiary, or, in the absence of such designation, the estate or other legal representative of Employee (collectively, the “Estate”) shall be paid (a) Employee’s unpaid Base Salary through the month in which the death occurs, (b) any unpaid Bonus Compensation for any fiscal year which has ended as of the date of death, (c) the Pro Rata Bonus Amount for the fiscal year in which the date of death occurs, and (d) any accrued vacation pay for vacation that has not yet been taken as of the date of death. The term “Pro Rata Bonus Amount” means the actual Bonus Compensation for the year in which Employee’s employment terminates based on the actual performance for such year and determined at the time that such bonuses would otherwise be paid, times a fraction, (i) the numerator of which is the number of days in such year through and including the date in which Employee’s employment terminates, and (ii) the denominator of which is 365. The Estate shall be entitled to all other death benefits in accordance with the terms of Company’s benefit plans.

7.2        Permanent Disability.  In the event Employee become subject to a Permanent Disability, as determined in good faith by the Compensation Committee of the Board, Company shall have the right to terminate his employment by giving Employee thirty (30) days’ prior written notice. If Employee’s employment hereunder is so terminated, Employee shall be paid, in addition to payments under any disability insurance policy in effect, (a) Employee’s unpaid Base Salary through the month in which such termination occurs, (b) Bonus Compensation on the same basis as is set forth in Section 7.1 above, and (c) any accrued vacation pay for vacation that has not yet been taken as of the date on which termination of employment becomes effective. The term “Permanent Disability” means the existence of an illness or incapacity (either physical or mental) which, in the reasonable opinion of a Qualified Physician, is likely to be of such character or severity that Employee would be unable to resume devoting substantially his full normal working time as required herein to his employment hereunder for a period of at least six (6) consecutive months. The term “Qualified Physician” means an impartial physician competent to diagnose and treat the illness or condition which Employee is believed to be suffering, selected by Company and reasonably acceptable to Employee (or if Employee is then incapable of acting for himself, Employee’s personal representative), who shall have personally examined Employee and shall have personally reviewed Employee’s relevant medical records; provided Company shall bear the costs of

5

such Qualified Physician’s services and Employee agrees to submit to an examination by such Qualified Physician and to the disclosure of Employee’s relevant medical records to such Qualified Physician.

7.3        Termination of Employment of Employee by Company for Cause.  Company may terminate Employee’s employment for Cause (as defined below) upon receipt by Employee of written notice specifying the date on which such termination shall become effective and notifying Employee of the grounds constituting Cause (“Notice of Termination for Cause”); provided, however, that Cause shall not exist unless and until Company has delivered to Employee a copy of a resolution that the Board adopts at a meeting of the Board finding that in the good faith opinion of the Board, Employee was guilty of the conduct constituting Cause. In the event Employee is terminated for Cause, Employee shall be paid (a) his unpaid Base Salary through the date of termination, (b) any unpaid Bonus Compensation for any fiscal year that has ended prior to the year in which such termination occurs, (c) any accrued vacation pay for vacation that has not yet been taken as of the date on which termination of employment becomes effective, and (d) any other benefits to which he is entitled by any other benefit plan and by applicable law. The term “Cause” as used herein, shall mean (i) Employee’s misappropriation of funds, embezzlement or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Employee (following written notice thereof) to carry out in any material respect any reasonable request of the Board for the provision of services hereunder, (iii) the material breach of any material provision of this Agreement or of any Company policy regarding acts of moral turpitude, dishonesty, theft or unethical business conduct, or (iv) the entering of a plea of guilty or nolo contendere to, or the conviction of Employee of, a felony.

7.4        Termination of Employment Other than for Cause, Death or Disability.

(a)     Termination.  This Agreement may be terminated (i) by Company (for reasons in addition to termination pursuant to Sections 7.1, 7.2 or 7.3 above) at any time and for any reason, (ii) by Employee at any time for Good Reason (as defined below) and for any other reason, or (iii) upon the expiration of the Term, provided that any termination of Employee’s employment, other than by reason of death or Cause, must be preceded by a Notice of Termination given at least thirty (30) calendar days in advance of the effective date of termination and which shall specify the effective date of termination, the specific termination provision in this Agreement relied upon as the basis for termination and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment.

(b)     Severance Payments.

(1)        If this Agreement is terminated by Company, other than as a result of death or disability of Employee or for Cause (“Termination Without Cause”), or Employee terminates this Agreement for Good Reason, Company shall pay Employee a severance payment in an amount equal to the sum of the Accrued Obligations (as defined below), plus the

6

product of the sum of the lump sum Employee’s Base Salary and the Bonus Compensation earned by Employee in respect of the last year immediately preceding the year of termination, multiplied by two (2). Such severance and non-competition payment shall be payable in twenty-four (24) equal monthly installments commencing as of the first payroll date in the month following the month in which the termination occurs.

The term “Accrued Obligations” means the sum of (i) Base Salary that is accrued but unpaid as of the date on which the termination of employment becomes effective; (ii) any unpaid Bonus Compensation for any fiscal year which has ended prior to the year in which the date of such termination occurs, (iii) any accrued vacation pay for vacation that has not yet been taken as of the date on which the termination of employment becomes effective, (iv) any other amounts due Employee under any benefit plan or in accordance with applicable law as of the date on which the termination of employment becomes effective, and (v) the Pro Rata Bonus Amount for the fiscal year in which the date of termination occurs.

The term “Good Reason” means the occurrence, without Employee’s prior written consent, of any one or more of the following:

(i)        The assignment to Employee of duties inconsistent with those set forth in Section 3.1 (it being acknowledged by Employee, however, that the hiring of a Chief Operating Officer by Company should not give rise to Good Reason hereunder);

(ii)       The relocation of the principal place of employment to a location more than 35 miles from the current Principal Place of Employment;

(iii)      A reduction of twenty percent (20%) or more in Employee’s annual bonus opportunity, other than pursuant to a systematic reduction that is applicable to the entire executive management team; and

(iv)      Company’s material breach of any material provision of this Agreement;

(v)       Any reduction whatsoever in Employee’s Base Salary, other than pursuant to a systematic reduction that is applicable to the entire executive management team; or

(vi)      A requirement that Employee report to a Company officer or employee instead of reporting directly to the Board;

provided, that Company shall have thirty (30) days from the date on which Company receives Employee’s notice of termination for Good Reason to remedy any occurrence constituting Good Reason and Employee immediately, after Company’s failure to remedy such occurrence, terminates employment.

7

(2)        If Employee terminates his employment voluntarily prior to the expiration of the Term, Employee shall be paid (a) his unpaid Base Salary, through the end of the month in which the voluntary termination occurs, (b) any unpaid Bonus Compensation for any fiscal year which has ended prior to the year in which the date of such termination occurs, and (c) any other benefits to which he is entitled under this Agreement and by applicable law.

(3)        For purposes of this Section 7.4(b), “terminates employment” shall mean Company and Employee anticipate that no further services will be performed after a certain date, or that the level of bona fide services Employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding a thirty-six (36) month period.

8.        Confidential Information.

8.1        Employee agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of Company at any time during the Term or thereafter, except (i) while employed by Company, in the business of and for the benefit of Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Company to divulge, disclose or make accessible such information. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning Company’s financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of Company that, in any case, is not otherwise generally available to the public and has not been disclosed by Company to others not subject to confidentiality agreements. In the event Employee’s employment is terminated hereunder for any reason, he immediately shall return to Company all Confidential Information in his possession.

8.2        Employee and Company agree that the covenant regarding Confidential Information contained in this Section 8 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

8

Employee agrees that any breach of the covenant contained in this Section 8 would irreparably injure Company. Accordingly, Employee agrees that Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

9.        Non-Competition; Non-Solicitation.

9.1        Employee agrees that, during the two (2) years following only his termination of employment for any reason (the “Non-Competition Period”), without the prior written consent of Company: (i) he shall not, in any capacity whatsoever, either directly or indirectly, individually or as a member of any business organization, (a) engage in the production or sale at retail of any pizza, or pasta, or any Italian food item similar to any Italian food item now or in the future approved by PHI (as defined in the Stock Purchase Agreement) or its Affiliates for use in the Pizza Hut System (as defined in the Stock Purchase Agreement) in the states within the United States in which Company has then-existing locations (the “Territory”), or (b) have any employment or own an interest, manage, operate, join, control, lend money to or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person engaged in the production or sale of such products in the Territory, provided, however, that, for the purposes of this Section 9.1, ownership of securities having no more than one percent of the voting power of any competitor which is listed on any national securities exchange shall not be deemed to be in violation of this Section 9.1 as long as the Person owning such securities has no other connection or relationship with such competitor; (ii) he shall not, on behalf of any competing entity, directly or indirectly, interfere with relationships with any suppliers or customers of Company; and (iii) he shall not perform services of any kind in any capacity for PHI; provided, however, that Employee shall be permitted to make and retain the investments described in Exhibit C attached hereto to the extent provided therein and to engage in the monitoring and other activities described in such Exhibit (collectively, “Excepted Investments and Activities”).

9.2        During the Non-Competition Period, Employee agrees that, without the prior written consent of Company (and other than on behalf of Company), Employee shall not, on his own behalf or on behalf of any person or entity, directly or indirectly (a) hire or solicit the employment of any employee who has been employed by Company at any time during the six (6) month period immediately preceding the date of such hire or solicitation, or (b) solicit the suppliers or customers of Company, or discourage such clients or customers from doing business with Company.

9.3        Employee and Company agree that the covenants of non-competition and non-solicitation contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Employee agrees that any breach of the covenants

9

contained in this Section 9 would irreparably injure Company. Accordingly, Employee agrees that Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Employee from any court having jurisdiction over the matter, restraining any further violation of this Section 9.

10.        Indemnification; Legal Fees.  Company shall indemnify Employee to the fullest extent permitted by the laws of Company’s state of incorporation in effect at that time. If Employee provides services on behalf of Holdings, Holdings shall indemnify Employee to the fullest extent permitted under Delaware law in effect at the time. Employee shall also be entitled to such limitations on liability as are provided in the certificate of incorporation of Company as in effect on the date of this Agreement. Additionally, Employee will be entitled to any insurance policies Company may elect to maintain generally for the benefit of its officers and directors against all damages, liabilities, costs, charges and expenses incurred in connection with any action, suit or proceeding to which he may be made a party by reason of being a director or officer of Company or providing services on behalf of Holdings (“D&O Policy”); provided, however, that the scope and amount of insurance coverage under the D&O Policy shall be either the same as or no less favorable than the directors and officers liability insurance provided for the directors and officers of Holdings. To the extent permissible without penalty under the Sarbanes-Oxley Act of 2002 and any other applicable law, Company agrees to advance to Employee any expenses (including attorneys’ fees) incurred by Employee in defending any civil, criminal, administrative or investigative action, suit or proceeding, to the extent related to Employee’s position with Company (as described in Section 3) or providing services on behalf of Holdings, prior to the final disposition of such action, suit or proceeding; provided, that Employee must agree in writing to repay such advanced amounts if it is ultimately determined that Employee was found guilty of a criminal act, the defense of which with respect to which the advancement was made, or not entitled to indemnification from Company with respect to such action, suit or proceeding under applicable law.

11.        Withholding: No Mitigation.  Company’s obligations to pay Employee the compensation and make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstance, including any set off, counterclaim, recoupment, defense or other right that Company may have against Employee or anyone else, except that Company may cease making any future severance and non-competition payments under Section 7 in the event that Employee violates any of the restrictive covenants of Section 9, and except as provided in Section 12. Company shall have the right to withhold all applicable federal, state or local taxes on any amount paid or payable under this Agreement. Each and every payment that Company makes under this Agreement shall be final, and Company will not seek to recover all or any part of any payment from Employee or from whosoever may be entitled to the payment, for any reason whatsoever; provided, however, that the foregoing shall not be construed to limit Company’s rights or remedies under law or contract (including pursuant to Section 12 hereof), or in equity. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and except as otherwise provided herein, the obtaining of any such other employment shall in no event affect Company’s obligations to make the payments that this Agreement requires.

12.        Clawback.  In the event that the Board of Directors of the Company hereafter adopts a “clawback policy” relating to, among other things, the repayment or disgorgement to

10

Company upon certain triggering events of compensation paid to Employee and/or profits earned by Employee in sales of securities, which policy is separately approved in writing by Company and Employee, such policy shall be deemed incorporated by reference into this Agreement and the terms of this Agreement shall thereafter be subject to the provisions of such policy.

13.      Mutual Nondisparagement.  Employee agrees to refrain from making any statements about Holdings, Company or their respective officers or directors that would disparage, or reflect unfavorably upon the image or reputation of Holdings, Company or any such officer or director. Holdings and Company agree to refrain from making any statements about Employee that would disparage, or reflect unfavorably upon the image or reputation of Employee.

14.      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by facsimile transmission or overnight courier. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission (provided that a confirmation copy is sent by overnight courier) or one (1) day after deposit with an overnight courier, as follows:

To Company:

NPC International, Inc.

7300 West 129th Street

Overland Park, Kansas 66213

With a copy to:

BAML Capital Partners

4 World Financial Center FL 23

New York, New York 10080

Facsimile: (212) 449-3576

Attention: Christopher J. Birosak;

and to

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Facsimile: (212) 848-7179

Attention: John A. Marzulli Jr., Esq. and Christa A. D’Alimonte, Esq.

To Employee:

At the last address on file with Company counsel

15.      Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such matters.

11

16.      Binding Effect.  Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of Holdings, Company and their respective successors and assigns and upon Employee. “Successors and assigns” shall mean, in the case of Holdings and Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets or interests of Holdings or Company, as applicable.

17.      No Assignment.  Except as contemplated by Section 16 above, this Agreement shall not be assignable or otherwise transferable by either party.

18.      Amendment or Modification; Waiver.  No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Compensation Committee of the Board and is agreed to in writing, signed by Employee and by a duly authorized officer of Company, and shall not be binding on Holdings without its written consent. Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

19.      Dispute Resolution.  Any dispute or controversy arising under or in connection with this Agreement, Employee’s employment or termination of employment by Company or Employee’s rights, compensation or benefits under this Agreement or any benefit plan (a “Dispute”) shall be settled in accordance with the procedures described in this Section 19.

19.1      First, the parties shall attempt in good faith to resolve any Dispute promptly by negotiations between Employee and executives or directors of Company or Holdings, as the case may be, who have authority to settle the Dispute (the “Company Representatives”). Either party may give the other disputing party written notice of any Dispute not resolved in the normal course of business. Within five (5) days after the effective date of that notice, Employee and Company Representative shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within thirty (30) days of the effective date of the disputing party’s notice. If the Dispute has not been resolved within sixty (60) days of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five (5) days of that notice, either party may initiate mediation and arbitration of the Dispute as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three (3) business days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 19 shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.

19.2      Second, if the Dispute is not resolved through negotiation as provided in Section 19.1, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral, they shall seek the assistance of JAMS in the selection process.

12

19.3      Any Dispute that has not been resolved by the non-binding procedures provided in Sections 19.1 and 19.2 within ninety (90) days of the initiation of the first of the procedures shall be finally settled by arbitration conducted expeditiously in accordance with the commercial arbitration rules of JAMS or of such similar organization as the parties may mutually agree; provided, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate within thirty (30) days of the written request, the requesting party may initiate arbitration before the expiration of the period. The arbitration shall be conducted by three independent and impartial arbitrators. Employee shall appoint one arbitrator, Company shall appoint a second arbitrator, and the first two arbitrators selected shall appoint a third arbitrator. The arbitration shall be held in Overland Park, Kansas. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrators shall award the prevailing party in the arbitration its costs and expenses, including reasonable attorney’s fees, incurred in connection with the Dispute.

19.4      Notwithstanding the dispute resolution provisions of this Section 19, either party may bring an action in a court of competent jurisdiction in an effort to enforce the provisions of this Section 19.

20.      Fees and Expenses.  If either party institutes any action or proceedings to enforce any rights the party has under this Agreement, or for damages by reason of any alleged breach of any provision of this Agreement, or for a declaration of each party’s rights or obligations hereunder or to set aside any provision hereof, or for any other judicial remedy, the prevailing party shall be entitled to reimbursement from the other party for its costs and expenses incurred thereby, including, but not limited to, reasonable attorneys’ fees and disbursements.

21.      Governing Law.  The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Kansas.

22.      Titles.  Titles to the Sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

23.      Counterparts.  This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

24.      Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

25.      Management Option Plan and Option Agreement.  Holdings and Employee acknowledge that Employee has been granted options to purchase Units pursuant to the NPC Acquisition Holdings, LLC Management Option Plan (“Option Plan”) and has entered into an Option Agreement (“Option Agreement”) in connection therewith. Contained within

13

Section 2(18) is a definition of “Good Reason,” which affects, pursuant to the Option Plan and Option Agreement, the Purchase Price that Employee is to be paid for the Units covered by the option pursuant to Section 9 of the Option Plan. In connection therewith, with respect to Employee only, Holdings and Employee agree that the definition of Good Reason applicable to Employee pursuant to the Option Plan and the Option Agreement shall be changed to the same definition of Good Reason contained within Section 7.4(b) of this Agreement.

26.      Section 409A.

26.1      It is the intent of the parties that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code and the treasury regulations and guidance issued thereunder (“Section 409A”) and that this Agreement be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A (“409A Penalties”). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as Employee and Company otherwise determines in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties.

26.2      Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

26.3      To the extent that (a) Company’s common stock is publicly traded on an “established securities market” as defined in Treasury Regulations § 1.897-1(m), and (b) Employee would otherwise be entitled to any payment or benefit under this Agreement or any plan or arrangement of Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the date of Employee’s termination of employment would be subject the 409A Penalties because Employee is a “specified employee” (within the meaning of Section 409A and as determined from time to time by Company), the payment will be paid to Employee on the earliest of the six-month anniversary of the termination of employment, a change in ownership or effective control of Company (within the meaning of Section 409A) or Employee’s death.

26.4      Notwithstanding any provision of this Agreement, (a) this Agreement shall not be amended in any manner that would cause (i) this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A, to the extent applicable, or (ii) any amounts or benefits payable hereunder that are not subject to Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement and (b) if any provision of this

14

Agreement would, in the reasonable, good faith judgment of Company, result or likely result in the imposition on Employee or any other person of any adverse consequences under Section 409A, Company may reform this Agreement, or any provision thereof, without Employee’s consent, in the manner that Company reasonably and in good faith determines to be necessary or advisable to avoid the imposition of such penalty tax; provided, however, that any such reformation shall, to the maximum extent Company reasonably and in good faith determines to be possible, retain the economic and tax benefits to Employee hereunder, while not materially increasing the cost to Company of providing such benefits to Employee.

15

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement as of the day and year first set forth above.

NPC INTERNATIONAL, INC.

By:	/s/ Troy D. Cook
Name: Troy D. Cook
Title: Executive Vice President – Finance and Chief Financial Officer

NPC ACQUISITION HOLDINGS, LLC
(for the limited purposes of Sections 4.3, 10, 13, 16, 19 and 25 only)

By:	/s/ Christopher J. Birosak
Name: Christopher J. Birosak
Title: Executive Vice President and Chief Financial Officer

/s/ James K. Schwartz
James K. Schwartz

16

EXHIBIT A

NPC ACQUISITION HOLDINGS, LLC

MANAGEMENT OPTION PLAN

SECTION 1.  Purpose.  The NPC Acquisition Holdings, LLC Management Option Plan is intended to provide a means whereby NPC Acquisition Holdings, LLC, a Delaware limited liability company (the “Company”), may, through the issuance of matching options on purchased Common Units and the grant of options (each, an “Option”) with respect to Common Units to Participants, attract and retain such Participants and motivate them to exercise their best efforts on behalf of Company and its Affiliates. The Plan is intended to allow Participants to participate in equity value creation and to align the incentives between Participants and Company.

SECTION 2.  Definitions.  As used in this Plan, the following terms shall have the meanings set forth below:

(1)        Affiliate.  With respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with, such first person or entity. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person or entity, whether through the ownership of voting securities, by contract or otherwise.

(2)        Board.  The Managing Member of Company, or its designees.

(3)        Beneficiary.  The individual identified in writing by the Participant to receive benefits hereunder in the event of the Participant’s death. A Participant may at any time change his beneficiary designation without notice to, or consent of, any previously designated Beneficiary, by giving prior written notice to Company, such notice to be effective on the date it is received by Company. In the event a Participant has not designated a Beneficiary at the time of his death, his estate shall be deemed his Beneficiary.

(4)        Cause.  Means: (i) Participant’s misappropriation of funds, embezzlement or fraud in the performance of his duties, (ii) the continued failure or refusal of Participant (following written notice thereof) to carry out in any material respect any reasonable request of the Board for the provision of services, (iii) the material breach of any material provision of any employment agreement or of any NPC International policy regarding acts of moral turpitude, dishonesty, theft or unethical business conduct, or (iv) the entering of a plea of guilty or nolo contendere to, or the conviction of Participant of, a felony.

(5)        Code.  The U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(6)        Committee.  The Compensation Committee of the Board, or if none, the Board.

(7)        Common Units.  Have the meaning ascribed to such term in the LLC Agreement, or any other securities into which such interests shall thereafter be changed by reason of a recapitalization, merger, consolidation, equity split, combination, exchange of interests or the like.

(8)        Change in Control.  The first of any of the following events to occur after the Effective Date:

(i)       any independent third party (which shall exclude any Affiliates of Company) (x) by merger or otherwise is or becomes the direct beneficial owner of more than 50% of the combined voting power of the then-outstanding securities of Company, NPC International or any other entity all or substantially all of whose assets consist of all the outstanding equity interests of Company or NPC International, or (y) has the right to appoint a majority of the members of the Board, in each case other than by a merger or other transaction in which the unitholders of Company immediately prior to the merger own a majority of the equity interests of the surviving entity or its parent; or

(ii)      Company or NPC International adopts a plan of complete liquidation (other than a liquidation into any Company Affiliate) of Company or NPC International or consummates the sale or disposition by Company or NPC International of all or substantially all of Company’s assets to an independent third party.

(9)        Disability.  The existence of an illness or incapacity (either physical or mental) which, in the reasonable opinion of a Qualified Physician, is likely to be of such character or severity that the Participant would be unable to resume devoting substantially his full normal working time to his employment for a period of at least six (6) consecutive months.

(10)      Effective Date.  Means the Closing Date as defined in the Stock Purchase Agreement.

(11)      Eligible Employees.  The individuals selected by unanimous approval of the Committee in its sole discretion.

(12)      Equity Securities.  Has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof, and in any event includes any common stock, any limited partnership interest, any limited liability company interest and any other interest or security having the attendant right to vote for directors or similar representatives.

(13)      Executive Management.  Means any of the following officers of the NPC International: the chief executive officer, the chief operating officer, the chief financial officer, the vice president of human resources, and the vice president of marketing.

(14)      Fair Value Price.  The price per Common Unit as of the date of determination, determined by the Committee pursuant to a formula based upon NPC International’s consolidated earnings from continuing operations before interest, taxes and depreciation or amortization for the four full fiscal quarters ending immediately preceding the date of determination multiplied by 6.0, less funded net debt, plus proceeds from the exercise of options, divided by the Fully Diluted Outstanding. Adjustments to the Fair Value Price may be made, in the sole discretion of the Committee, to account for a full year effect of acquisitions and divestitures, and for other extraordinary gains or losses.

(15)      Franchise Agreements.  Means any location, territory or other franchise agreement pursuant to which the Franchisor has granted Company or any Subsidiary of Company the right to own and/or operate restaurants.

(16)      Franchisor.  Means Pizza Hut, Inc. or its Affiliates.

(17)      Fully Diluted Outstanding.  Means the total number of Common Units in Company, including Common Units underlying Options granted under the Plan, calculated on a fully diluted basis.

(18)      Good Reason.  The occurrence, without the Participant’s prior written consent, of any one or more of the following:

(i)       The assignment to the Participant of duties inconsistent with those set forth in any applicable employment agreement then in effect;

(ii)      In the case of any member of Executive Management, the relocation of the principal place of employment to a location more than 35 miles from the current principal place of employment;

(iii)     A significant reduction in the Participant’s annual bonus opportunity; and

(iv)     NPC International’s material breach of any material provision of any employment agreement with Participant;

provided, in any case, that NPC International shall have 30 days from the date on which it receives Participant’s notice of termination for Good Reason to remedy any occurrence constituting Good Reason; provided further however, that in no circumstances shall an event constitute Good Reason if it would create an inappropriate acceleration of payment that could give rise to adverse tax consequences to a Participant under Section 409A of the Code.

(19)      LLC Agreement.  Means the Amended and Restated Limited Liability Company Agreement of Company, to be entered into at the Closing, as the same may be amended from time to time in accordance with its terms; provided, however, that the LLC Agreement may only be amended in accordance with Section 15.12 of the LLC Agreement.

(20)      NPC Holdings Equity Investment.  The amount of the aggregate equity investment in Company at the Closing, including, without limitation, the Hawk-Eye Roll-Over Amount as defined in the Stock Purchase Agreement.

(21)      NPC International.  NPC International, Inc., a Kansas corporation, and its successors.

(22)      Original Purchase Price.  Means $1 per Common Unit.

(23)      Participant.  Each Eligible Employee who is granted an Option pursuant to the Plan.

(24)      Plan.  This NPC Acquisition Holdings, LLC Management Option Plan, as amended from time to time.

(25)      Qualified Physician.  An impartial physician competent to diagnose and treat the illness or condition which the Participant is believed to be suffering, selected by NPC International and reasonably acceptable to the Participant (or if the Participant is then incapable of acting for himself, the Participant’s personal representative), who shall have personally examined the Participant and shall have personally reviewed the Participant’s relevant medical records; provided, however, that NPC International shall bear the costs of such Qualified Physician’s services and the Participant agrees to submit to an examination by such Qualified Physician and to the disclosure of the Participant’s relevant medical records to such Qualified Physician.

(26)      Retirement.  Means the voluntary termination of service by a Participant at or after age 60.

(27)      Stock Purchase Agreement.  The Stock Purchase Agreement, dated as of March 3, 2006, by and among the Stockholders of NPC International, Company and NPC International.

(28)      Subsidiary.  A Subsidiary of any person shall mean any entity of which:

(i)       if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person; and

(ii)      if a partnership, association, limited liability company or other entity, (A) the general partner or similar managing entity, and (B) a majority of the partnership, membership or other similar ownership interest thereof is at the time of determination beneficially owned or controlled, directly or indirectly, collectively or individually, by such person or by one or more Subsidiaries of such person. For purposes of the Plan, Company and its Subsidiaries shall be deemed to own a majority ownership interest in any partnership, association, limited liability company or other entity if Company or its Subsidiaries shall control the general partner or managing member or managing director of any such entity.

SECTION 3.  Administration.  The Plan shall be administered by the Committee. The Committee shall have full authority, subject to the terms of the Plan, to select the Eligible Employees to be granted Options under the Plan, to grant Options on behalf of Company (including any re-issuances of Options as contemplated by Section V), and to set the date of grant and the other terms and conditions of such Options. The Committee may correct any defect, supply any omission and reconcile any inconsistency in this Plan and in any Option granted hereunder in the manner and to the extent it shall deem desirable. The Committee also shall have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify or rescind any such rules and regulations, and to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations and interpretations shall be final, binding and conclusive upon all persons having an interest in the Plan. Notwithstanding anything to the contrary in this Plan, the discretion and authority of the Committee shall be subject to such degree of oversight of the Board as it deems appropriate. Furthermore, notwithstanding anything to the contrary in this Plan, the determination by the Committee on any matter relating to the selection of Eligible Employees or Participants, the grant of Options or the terms and conditions of Options shall be made by the approval of the Committee.

Subject to compliance with the express provisions hereof, the Board and the Committee may act in their absolute discretion in matters within their authority related to this Plan. In making any determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including employees of and professional advisors to Company. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of Company.

No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

SECTION 4.  Eligibility.  Eligible Employees shall be eligible to receive Options under the Plan. Eligible Employees who have been granted an Option under the Plan shall be referred to as “Participants.” More than one Option may be granted to a Participant under the Plan.

SECTION 5.  Number of Common Units Authorized.  Options may be granted under the Plan with respect to a maximum number of 8% of the Common Units as of the Effective Date (the “Plan Limit”); provided that such Plan Limit shall be subject to adjustment as hereinafter provided in Section 12. Series A Options will represent approximately 3% of the Common Units, consisting of matching Options as to 1% of the Common Units which shall vest immediately upon issuance (the “Non-Time Vesting Series A Options”) and Options as to 2% of the Common Units which are subject to the time vesting provisions of Section 8(D)(i)(a) (“Time Vesting Series A Options”). A Non-Time Vesting Series A Option shall be awarded in respect of every two Common Units purchased by a Participant. Series B Options will represent the remaining 5% of the Common Units comprising the Plan Limit. (The Non-Time Vesting Series A Options and the Time Vesting Series A Options are sometimes collectively referred to herein as the “Series A Options”). If any Option granted under the Plan expires, is cancelled, forfeited or otherwise terminates for any reason whatsoever without having been exercised in full, the Common Units subject to the unexercised portion of such Option shall continue to be available for the granting of Options under the Plan as fully as if such Common Units had never been subject to an Option.

SECTION 6.  Granting of Options.  From time to time until the expiration or earlier suspension or discontinuance of the Plan pursuant to Section 13, the Committee may, on behalf of Company, grant to Eligible Employees under the Plan such Options as it determines are warranted, subject to the limitations of the Plan. The granting of an Option under the Plan shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, any participation in any other grant of Options under the Plan.

SECTION 7.  Other Agreements.  Options granted under the Plan shall be evidenced by written documents (“Option Agreements”). No Option grant shall be enforceable against Company until the Participant shall have executed, and agreed to be bound by, such Option Agreements. Upon exercise of any Option, the Participant will be required to execute, and agree to be bound by the LLC Agreement. The Option Agreement and the LLC Agreement shall contain a covenant that provides that by accepting an Option and acquiring the underlying Common Units, the Participant agrees to comply with all of the obligations required of a holder of any direct or indirect beneficial or legal ownership interest in Company under the terms of the Franchise Agreements.

SECTION 8.  Terms and Conditions of Options.  Options granted under the Plan shall include expressly or by reference the following terms and conditions, as well as such other terms and conditions as the Committee shall deem desirable:

(a)        Number of Common Units.  The Option Agreement shall contain a statement of the number of Common Units to which the Option pertains, with a number of the Options designated as Non-Time Vesting Series A Options, Time Vesting Series A Options and Series B Options.

(b)        Exercise Price.  The exercise price per Option (the “Exercise Price”) for grants made at or about the time of Closing shall be (i) in the case of Series A Options, the price determined by dividing the NPC Holdings Equity Investment by the number of outstanding common units (without regard to options) as of immediately following the Closing (as defined in the Stock Purchase Agreement), and (ii) in the case of Series B Options, two times the Exercise Price of the Series A Options. Thereafter, the Exercise Price shall be established in the Committee’s sole discretion. Notwithstanding any of the foregoing, in no event shall the Exercise Price be less than the “fair market value” of the underlying Common Units, as determined in accordance with Section 409A of the Code and any other applicable law, regulation or accounting rule.

(c)        Subject to earlier termination as provided below, the term of each Option shall be ten (10) years from the date of grant (the “Grant Date”). The Grant Date of each Option shall be as soon as practicable following the Closing for the initial grants, and otherwise as determined by the Committee.

(d)        Vesting of Options.

(1)        General Rule.  Except for the Non-Time Vesting Series A Options or as otherwise expressly provided herein, the vesting of Options requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits thereunder. Employment or service for only a portion of a vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as set forth in the Plan. Subject to the terms and conditions of the Plan, Options other than Non-Time Vesting Series A Options shall vest in accordance with the following schedule:

(A)        Time Vesting Series A Options shall vest over a five year period, as to 20% of the Common Units annually on each anniversary of the Closing, subject to the Participant’s continued service and shall accelerate on the occurrence of a Change in Control; and

(B)        Series B Options shall vest only upon the occurrence of a Change in Control on or prior to the expiration of the Option. Notwithstanding the foregoing, with respect to any Option that is subject to Section 409A of the Code and payment or settlement of the Option is to be accelerated in connection with the Change in Control, no Change in Control will be deemed to have occurred for purposes of the Plan and any Option Agreement unless such event(s) also constitutes a “change in the ownership,” “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company or NPC International, as applicable, as defined under Section 409A of the Code.

(2)        Forfeiture upon Termination for Cause.  If a Participant’s employment by or service with the Company (and its Subsidiaries) is terminated for Cause, both the vested and the non-vested portion of his or her Option shall terminate on the date of such termination of employment or service.

(e)        Post-Termination Exercise Period.  If a Participant’s employment by or service with Company (and its Subsidiaries) is terminated for any reason other than for Cause at any time prior to the date on which his or her Option is fully vested, the non-vested portion of such Option shall terminate on the date of such termination of employment or service. The vested portion of the Option, to the extent not exercised within the 90-day period following the date of such termination shall terminate at the close of business on the last day of such 90-day period.

(f)        Method of Exercising Option; Payment Amount.  An Option, to the extent vested and exercisable, may be exercised, in whole or in part, from time to time until the expiration or termination of the Option, by giving written notice of exercise (the “Exercise Notice”) to the Company at its principal office, which notice shall specify the number of Options subject to the Exercise Notice, and tendering payment of the Exercise Price. The Committee shall determine the various methods by which the Exercise Price may be paid and the form of payment, which at the Participant’s election shall be either cash or Common Units, and the methods by which Common Units shall be delivered or deemed to be delivered to Participants.

(g)        Non-Transferability.  No Option shall be assignable or transferable by the Participant, and during the lifetime of the Participant, the Option shall be exercisable only by him or her or by his or her guardian or legal representative.

(h)        Resale Restrictions.  Common Units acquired upon exercise of Options have not been, and will not be, registered under the Securities Act, or under any state securities laws. Such Common Units may not be resold in the United States unless so registered or pursuant to an applicable exemption from registration. In addition, such Common Units may not be sold or otherwise transferred except in accordance with any transfer and ownership restrictions contained in the LLC Agreement, the Franchise Agreements and any other policies between the Company or any of its Affiliates and the Franchisor, and such Common Units shall bear any restrictive legends required by the LW Agreement and such Franchise Agreements.

(i)        Rights as a Holder.  A Participant shall have no rights as a holder with respect to any Common Units covered by his or her Option until the Participant becomes a holder of such common units. Except as provided in Section 12, no adjustment shall be made for dividends or other rights as a holder with respect to such Common Units.

SECTION 9.  Mandatory Calls.  Upon the occurrence of a Call Event (as defined in the LLC Agreement), the Company shall require the Participant to sell all, but not less than all, and Company shall purchase all, but not less than all, of the Participant’s then-vested Options in an amount equal to the product of (A) the difference between (i) the lower of (x) the Original Purchase Price and (y) the Fair Value Price as of the date of termination, and (ii) the Exercise Price, times (B) the number of Common Units covered by such Options; provided, however, that upon the occurrence of a Call Event due to the Participant’s death, Disability, Retirement, termination of the employment of a Participant without Cause or resignation with Good Reason, the price paid for the then-vested Options shall be an amount equal to the product of (A) the difference between (i) the greater of the Original Purchase Price and the Fair Value Price as of the date of death, Disability, Retirement, termination without Cause or resignation with Good Reason, and (ii) the Exercise Price, times (B) the number of Common Units covered by such Options.

SECTION 10.  Compliance with Legal Requirements and Debt Instruments.

(a)        Legal Requirements.  The grant of Options and any payment in respect of Common Units and the other obligations of the Company under this Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency, including, without limitation, rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-deal quotation system on which securities of Company are listed or traded as may be required. Common Units shall not be issued unless the exercise of such Option and the issuance and delivery of such Common Units pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, and the rules and regulations promulgated thereunder, and all applicable state securities laws. The Board, in its sole discretion, may postpone the issuance or delivery of any securities as the Board may consider appropriate and may require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of any such securities in compliance with applicable laws, rules and regulations.

(b)        Credit Agreement Limitations.  The Company may delay any cash payment with respect to all or a portion of any Option or Common Unit that could cause or be reasonably likely to cause, a default or an event of default of Company under any guarantee or other agreement under which the Company, or any of its Affiliates has borrowed money or guaranteed any such loan, or if such cash payment would constitute or is reasonably likely to constitute a breach, or result in a default or an event of default of the Company under such agreement, until such time as the payment can be made without such breach or default. In such event, the Company shall issue a promissory note to the Participant in an amount equal to the obligation.

(c)        Franchise Agreement Requirements.  The grant of Options and any payment in respect of Common Units and the other obligations of the Company under this Plan shall be subject to the obligations of the Company under the Franchise Agreements. Common Units shall not be issued unless the exercise of such Option and the issuance and delivery of such Common Units pursuant thereto shall comply with all relevant provisions of the Franchise Agreements and any other policies of the Franchisor with respect to transfer or ownership of Common Units. The Board, in its sole discretion, may postpone the settlement of any Option as the Board may consider appropriate and may require a Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of any such securities in compliance with the Franchise Agreements.

(d)        No Disadvantage to Management Unitholders.  This Section 10 of the Plan shall be administered by the Committee in a manner that does not disadvantage the management unitholders disproportionately to the other unitholders.

SECTION 11.  Tax Withholding.  The obligation of Company to deliver any Common Units shall be subject to all applicable federal, state, local and foreign tax withholding requirements. If the exercise of any Option is subject to the withholding requirements of applicable federal, state, local or foreign tax laws, the Committee, in its discretion (and subject to such withholding rules as shall be adopted by the Committee), may permit the Participant (or the Participant’s persona] representative or Beneficiary, as the case may be) to pay or provide for payment in cash, or by delivery of Common Units owned by the Participant, the amount of any taxes that Company determines it may be required to withhold with respect to such exercise.

SECTION 12.  Capital Adjustments.

(a)        Dilution and other Adjustments.  In the event the outstanding Common Units shall be changed due to a reclassification, recapitalization, merger, dividend, equity split or any other transaction, the Plan Limit and the number of Common Units and the Exercise Price under outstanding Options shall be proportionately adjusted to reflect such event, and the Board shall make such adjustments as it deems appropriate and equitable in the number and kind of securities subject to the Option, and as to any other matters which relate to Options and that are affected by the events referred to above. Such adjustments shall be final, conclusive and binding for all purposes.

(b)        Effect of Reorganization.  In the event that (i) the Company is merged or consolidated with another entity, (ii) all or substantially all the assets of the Company are acquired by another corporation, person or entity, or (iii) the Company is reorganized, dissolved or liquidated (each such event in (i), (ii) or (iii) being hereinafter referred to as a “Reorganization Event”), then the Committee may in its sole discretion, subject to any other provisions of the Plan applicable to such Reorganization Event, make upon consummation of such Reorganization Event any or all of the adjustments described in Section 12(a) as are necessary or advisable in the sole discretion of the Committee to provide the Participant with an economic benefit that is not materially different from that to which he would have been entitled had such event not occurred (as determined by the Committee in its sole discretion).

(c)        Certain Other Adjustments.  On a Change in Control, a Reorganization Event or any other similar transaction that the Committee in its sole discretion determines is subject to this Section I2(c), the Committee may in its sole discretion convert outstanding Options into (i) shares of common stock or other equity securities or equity-related interests (including options or phantom units) of the Company or another entity that is a party to (or an Affiliate of such party) such transaction or (ii) cash or cash equivalents, provided that any such conversion provides the Participant with an economic benefit that is not materially different from that to which he would have been entitled had such conversion not occurred (as determined by the Committee in its sole discretion).

(d)        Certain Adjustments to Performance Goals.  The Committee may in its sole discretion, adjust any performance goals to reflect any material and non-recurring non-operational items that are beyond the control of NPC International’s management.

SECTION 13.  Amendment or Discontinuance of the Plan.  The Board may, at any time, terminate, discontinue, amend, modify or suspend the Plan in whole or in part. No Options may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan. Notwithstanding the foregoing, no such termination, suspension, modification, discontinuance or amendment shall materially impair the rights of any holder of an outstanding Option without the consent of such holder; provided, however, that the Board or Committee shall have broad authority to amend the Plan or any Option granted under the Plan without the consent of the holder thereof to the extent necessary or desirable to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules, employment laws and other applicable laws, rules and regulations.

SECTION 14.  Rights.  Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an Option, or any other right hereunder. Nothing contained in this Plan (or in any other documents under this Plan or in any Option) shall confer upon any Participant any right to continue in the employ or other service of the Company or any Subsidiary of the Company, constitute any contract or agreement of employment or other service or affect a Participant’s status as an employee at will, nor shall interfere in any way with the right of the Company or any Subsidiary to change a person’s compensation or other benefits, or to retire a Participant at any time pursuant to its retirement rules or otherwise to terminate his or her employment or service at any time for any reason whatsoever. Nothing in this Section 14, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract, other than an Option Agreement.

SECTION 15.  Indemnification of Board and Committee.  Without limiting any other rights of indemnification which they may have from the Company and any of its Affiliates, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf.

SECTION 16.  Termination of Plan.  Unless earlier terminated pursuant to Section 13, the Plan and all authority granted hereunder shall terminate absolutely at 12:00 midnight on May 3, 2016, and no Options hereunder shall be granted thereafter, but previously granted Options shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

SECTION 17.  Governing Law; Severability.  The laws of the state of Delaware shall govern the operation of, and the rights of Participants under, the Plan, the Option Agreements and any Options granted thereunder. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

SECTION 18.  Section 409A of the Code.  Notwithstanding any contrary provision in the Plan or an Option Agreement, if any provision of the Plan or an Option Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or could cause an Option to be subject to the interest and penalties under Section 409A of the Code, such provision of the Plan or any Option Agreement may be modified by Company without consent of the Participant to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Board or Committee may have pursuant to the Plan shall not be applicable to an Option that is subject to Section 409A of the Code, to the extent such discretionary authority will contravene Section 409A of the Code or the regulations or guidance promulgated thereunder.

SECTION 19.  No Corporate Action Restriction.  The existence of this Plan, the Option Agreements and the Options granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the members of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Affiliate, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Affiliate, (c) any issue of bonds, debentures, capital, preferred or prior preference securities ahead of or affecting the equity securities (or the rights thereof) of the Company or any Affiliate, (d) any dissolution or liquidation of the Company or any Affiliate, (e) any sale or transfer of all or any part of the assets or business or securities of Company or any Affiliate, or (f) any other corporate act or proceeding by the Company or any Affiliate. No Participant, Beneficiary or any other person shall have any claim under any Option or Option Agreement against any member of the Board or the Committee, or the Company or any employees, officers or agents of the Company or any Affiliate, as a result of any such action.

SECTION 20.  Other Company Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Option granted pursuant to this Plan shall not be deemed a part of a Participant’s compensation for purposes of the determination of benefits under any other employee welfare or retirement benefit plans or other arrangements, if any, provided by the Company or any Affiliate, except as may be required under such plans or by law. Options under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of Company or its Affiliates.

SECTION 21.  Plan Not Funded; Transferability.  No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of any Option. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust or escrow of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive payment pursuant to any Option hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. At the time of payment to Participants, all Common Units so paid shall be validly issued.

SECTION 22.  Headings.  Headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

EXHIBIT B

Description of Perquisites for Term

1.	Use of Company airplane for up to fifty (50) hours per year, which is acknowledged to constitute compensation reportable in Form W-2.

2.	A matching gift on a dollar-for-dollar basis of up to $10,000 annually made to organizations qualifying under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

3.	A complete bi-annual medical examination at the Cooper Clinic in Dallas, Texas and associated travel expenses.

4.

The other benefits made available to Employee by Company as of the Effective Date that have been disclosed to the Purchaser (as defined in the Stock Purchase Agreement), which are the same as those provided to rank and file employees.

5.	Tax, financial planning and legal services in an aggregate amount not to exceed $10,000 for each year during the Term.

B-1

EXHIBIT C

Excepted Investments and Activities

A.	Investments, Monitoring Thereof, and Related Activities:

1.	Oread Holdings, LLC (manager of NPC Capital Partners)

(a)        NPC Capital Partners, LLC and NPC Capital Partners II, LLC, provided further that in no event shall NPC Capital Partners LLC or NPC Capital Partners II, LLC invest in any business or entity that is engaged in any activity prohibited in Section 9.1 of the Employment Agreement to which this Exhibit C forms a part.

(i)      Tuck away Shawnee (a multi-family housing complex in Shawnee, Kansas)

(ii)     Hutton Farms (a multi-family housing complex in Lawrence, Kansas)

(iii)    Hutton Farms West (a new housing development in Lawrence, Kansas)

(iv)    Wasatch Valley Pizza, LLC (Pizza Hut franchise in Salt Lake City), to the extent of the investment as of the date hereof ONLY, with any further investment therein being prohibited

(v)     Nexus Medical (a medical device company in Lenexa, Kansas), Nexus Medical Contract Manufacturing, LLC, and Site Securement, LLC

(b)        Oread Capital Partners LLC (75% owner of Hawk Eye Pizza LLC)

B.	Board Memberships:

Pizza Hut of Fort Wayne, Inc.

Barstow School

Various Boards of organizations associated with the University of Kansas

Future memberships on Boards, or committee of Boards, of for-profit and not-for-profit entities that are not competitors of Company and do not require a material amount of Employee’s working time, in each case after consulting with Company and seeking its consent to serve in that capacity, which consent shall not be unreasonably withheld.

C-1

EXHIBIT D

Calculation of Bonus Compensation

1.         Certain Definitions.

(a)        “Adjusted EBITDA” of the Company and its subsidiaries for an applicable fiscal year shall mean their consolidated net income plus (i) interest, (ii) income taxes, (iii) depreciation and amortization, (iv) facility impairment charges, (v) pre-opening expenses, (vi) transaction costs incurred for acquisitions (expensed in accordance with ASC 805), (vii) non-cash equity-based compensation expense (expensed in accordance with ASC 718) and (viii) the annual advisory fee paid to Merrill Lynch Global Private Equity (now BAML Capital Partners) and its affiliates by the Company and its subsidiaries, in each case on a consolidated basis for that fiscal year.

(b)        “Adjusted EBITDA Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon Adjusted EBITDA performance relative to the Adjusted EBITDA Performance Target for that fiscal year.

(c)        “Adjusted EBITDA Performance Target” for an applicable fiscal year shall mean the Adjusted EBITDA performance target for Employee for that fiscal year that has been approved as provided in Section 8 below.

(d)        “EBITDA” for an applicable fiscal year shall mean the consolidated net income plus interest, income taxes, depreciation and amortization of the Company and its subsidiaries on a consolidated basis for that fiscal year.

(e)        “FCF Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon Free Cash Flow performance relative to the FCF Performance Target for that fiscal year.

(f)        “FCF Performance Target” for an applicable fiscal year shall mean the Free Cash Flow performance target for Employee for that fiscal year that has been approved as provided in Section 8 below.

(g)        “Free Cash Flow” of the Company and its subsidiaries for an applicable fiscal year shall mean EBITDA less (i) cash taxes (i.e. actual federal and state tax generated on income less deductions earned for that fiscal year, excluding the effect of refunds from prior years received in that fiscal year), (ii) cash interest (i.e. interest expense less non-cash debt issue amortization expense) and (iii) capital expenditures, in each case on a consolidated basis for that fiscal year.

(h)        “Management Performance Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon the performance of members of the Management Team (as defined below) relative to non-Adjusted EBITDA performance goals.

(i)        “Revenue Bonus Compensation” for an applicable fiscal year shall mean the bonus compensation earned by Employee based upon Revenue performance relative to the Revenue Performance Target.

(j)        “Revenue Performance Target” for an applicable fiscal year shall mean the Revenue performance target for Employee for that fiscal year that has been approved as provided in Section 8 below.

(k)        “Revenues” for an applicable fiscal year shall mean the sum of the product net sales, miscellaneous fee income and customer delivery charges of Company and its subsidiaries on a consolidated basis for that fiscal year.

2.        Bonus Compensation. Employee’s Bonus Compensation for a fiscal year shall equal Employee’s Adjusted EBITDA Bonus Compensation (if any), plus Employee’s FCF Bonus Compensation (if any), plus Employee’s Revenue Bonus Compensation (if any), plus Employee’s Management Performance Bonus Compensation (if any), for that fiscal year.

3.        Aggregate Bonus Target Payout. Until changed by written agreement of Company and Employee, Employee’s Bonus Compensation target payout for each fiscal year shall be 100% of Base Salary, and shall be comprised of the following bonus objectives and target payouts of the Bonus Compensation:

Bonus Objective	Target Bonus Payout
Adjusted EBITDA	50% of Base Salary (“Adjusted EBITDA Target Bonus Payout”)
Revenues	20% of Base Salary (“Revenue Target Bonus Payout”)
Free Cash Flow	20% of Base Salary (“FCF Target Bonus Payout”)
Management Performance	10% of Base Salary (“Team Target Bonus Payout”)

4.        Bonus for Adjusted EBITDA Performance. Until changed by written agreement of Company and Employee, Employee’s Adjusted EBITDA Bonus Compensation for achievement of Adjusted EBITDA performance objectives shall be earned based upon the amount of Adjusted EBITDA for such fiscal year, as follows:

Amount of Adjusted EBITDA for Fiscal Year	Percentage of Adjusted EBITDA Target Bonus Payout Earned
Less than 90% of Adjusted EBITDA Performance Target	0% of Adjusted EBITDA Target Bonus Payout
90.0% to 94.99% of Adjusted EBITDA Performance Target	50% to 74.99% of Adjusted EBITDA Target Bonus Payout

95.0% to 99.99% of Adjusted EBITDA Performance Target	75% to 99.99% of Adjusted EBITDA Target Bonus Payout
100.0% to 104.99% of Adjusted EBITDA Performance Target	100% to 124.99% of Adjusted EBITDA Target Bonus Payout
105.0% to 109.99% of Adjusted EBITDA Performance Target	125% to 149.99% of Adjusted EBITDA Target Bonus Payout
110% and greater of Adjusted EBITDA Performance Target	150% of Adjusted EBITDA Target Bonus Payout

The amount of bonus earned shall be determined based upon the amount of Adjusted EBITDA within a specific range, and the amount of such bonus shall be determined by interpolation on a straight-line basis within the applicable range. For purposes of illustration only, the following are examples of computation of Adjusted EBITDA Bonus Compensation earned based upon Adjusted EBITDA performance: (i) if Adjusted EBITDA for a fiscal year is 86% of the Adjusted EBITDA Performance Target, no bonus will be earned for Adjusted EBITDA performance, (ii) if Adjusted EBITDA for a fiscal year is 97% of the Adjusted EBITDA Performance Target, the bonus earned for Adjusted EBITDA performance will be 85% of the Adjusted EBITDA Target Bonus Payout (or .85 x 50% of Base Salary, or 42.5% of Base Salary), (iii) if Adjusted EBITDA for a fiscal year is 99% of the Adjusted EBITDA Performance Target, the bonus earned for Adjusted EBITDA performance will be 95.0% of the Adjusted EBITDA Target Bonus Payout (or .95 x 50% of Base Salary, or 47.5% of Base Salary), (iv) if Adjusted EBITDA for a fiscal year is 107% of the Adjusted EBITDA Performance Target, the bonus earned will be 135% of the Adjusted EBITDA Target Bonus Payout (or 1.35 x 50% of Base Salary or 67.5% of Base Salary) and (v) if Adjusted EBITDA for a fiscal year is 109% of the Adjusted EBITDA Performance Target, the bonus earned will be 145% of the Adjusted EBITDA Target Bonus Payout (or 1.45 x 50% of Base Salary or 72.5% of Base Salary).

5.        Bonus for Revenue Performance. Until changed by written agreement of Company and Employee, Employee’s bonus compensation for achievement of Revenue performance objectives shall be earned based upon the amount of Revenues for such fiscal year, as follows:

Amount of Revenues for Fiscal Year	Percentage of Revenue Target Bonus Payout Earned
Less than 90% of Revenue Performance Target	0% of Revenue Target Bonus Payout
90.0% to 94.99% of Revenue Performance Target	50% to 74.99% of Revenue Target Bonus Payout
95.0% to 99.99% of Revenue Performance Target	75% to 99.99% of Revenue Target Bonus Payout

100.0% to 104.99% of Revenue Performance Target	100% to 124.99% of Revenue Target Bonus Payout
105.0% and greater of Revenue Performance Target	125% of Revenue Target Bonus Payout

The amount of bonus earned shall be determined based upon the amount of Revenues within a specific range, and the amount of such bonus shall be determined by interpolation on a straight-line basis within the applicable range. For purposes of illustration only, the following are examples of computation of Revenue Bonus Compensation earned based upon Revenue performance: (i) if Revenues for a fiscal year are 86% of the Revenue Performance Target, no bonus will be earned for Revenue performance, (ii) if Revenues for a fiscal year are 96% of the Revenue Performance Target, the bonus earned for Revenue performance will be 80% of the Revenue Target Bonus Payout (or .80 x 20% of Base Salary, or 16.0% of Base Salary), (iii) if Revenues for a fiscal year are 98% of the Revenue Performance Target, the bonus earned for Revenue performance will be 90% of the Revenue Target Bonus Payout (or .90 x 20% of Base Salary, or 18.0% of Base Salary), (iv) if Revenues for a fiscal year are 104% of the Revenue Performance Target, the bonus earned will be 120% of the Revenue Target Bonus Payout (or 1.20 x 20% of Base Salary or 24.0% of Base Salary) and (v) if Revenues for a fiscal year are 108% of the Revenue Performance Target, the bonus earned will be 125% of the Revenue Target Bonus Payout (or 1.25 x 20% of Base Salary or 25.0% of Base Salary).

6.        Bonus for Free Cash Flow Performance. Until changed by written agreement of Company and Employee, Employee’s FCF Bonus Compensation for achievement of Free Cash Flow performance objectives shall be earned based upon the amount of Free Cash Flow for such fiscal year, as follows:

Amount of Free Cash Flow for Fiscal Year	Percentage of FCF Target Bonus Payout Earned
Less than 90% of FCF Performance Target	0% of FCF Target Bonus Payout
90.0% to 94.99% of FCF Performance Target	50% to 74.99% of FCF Target Bonus Payout
95.0% to 99.99% of FCF Performance Target	75% to 99.99% of FCF Target Bonus Payout
100.0% to 104.99% of FCF Performance Target	100% to 124.99% of FCF Target Bonus Payout
105.0% and greater of FCF Performance Target	125% of FCF Target Bonus Payout

The amount of bonus earned shall be determined based upon the amount of Free Cash Flow within a specific range, and the amount of such bonus shall be determined by interpolation on a straight-line basis within the applicable range. For purposes of illustration only, the following are examples of computation of FCF Bonus Compensation earned based upon Free Cash Flow performance: (i) if Free Cash Flow for a fiscal year is 86% of the FCF Performance Target, no bonus will be earned for Free Cash Flow performance, (ii) if Free Cash Flow for a fiscal year is 96% of the FCF Performance Target, the bonus earned for Free Cash Flow performance will be 80% of the FCF Target Bonus Payout (or .80 x 20% of Base Salary, or 16.0% of Base Salary), (iii) if Free Cash Flow for a fiscal year is 98% of the FCF Performance Target, the bonus earned for Free Cash Flow performance will be 90% of the FCF Target Bonus Payout (or .90 x 20% of Base Salary, or 18.0% of Base Salary), (iv) if Free Cash Flow for a fiscal year is 104% of the FCF Performance Target, the bonus earned will be 120% of the FCF Target Bonus Payout (or 1.20 x 20% of Base Salary or 24.0% of Base Salary) and (v) if Free Cash Flow for a fiscal year is 108% of the FCF Performance Target, the bonus earned will be 125% of the FCF Target Bonus Payout (or 1.25 x 20% of Base Salary or 25.0% of Base Salary).

7.        Bonus for Management Team Performance. Until changed by written agreement of Company and Employee, Employee’s Management Performance Bonus Compensation shall be determined based upon achievement of non-Adjusted EBITDA based performance objectives by the following members of management: D. Blayne Vaughn, Linda L. Sheedy, Lavonne K. Walbert and Michael J. Woods (“Management Team”). For each non-Adjusted EBITDA based performance objective for each member of the Management Team, Employee will be awarded points as follows:

Points Awarded	Performance Level Achieved
One point	Threshold Performance
Two points	Qualifying Performance
Three Points	Target Performance
Four Points	Step-Change Performance

Employee will be awarded only the points designated for the performance level achieved; for example, achievement of Target Performance for one objective by one of the members of the Management Team will result in an award of three points (and not one point plus two points plus three points). Each of the members of the Management Team will have three non-Adjusted EBITDA based performance objectives, so that the maximum number of points that Employee may earn for a fiscal year is 48 points. Until changed by written agreement of Company and Employee, Employee’s bonus compensation for achievement of Management Team performance objectives shall be earned based upon the range that the amount of points awarded to Employee for such fiscal year, as follows:

Points Awarded for Fiscal Year	Percentage of Team Target Bonus Payout Earned
0 – 16 points	0% of Team Target Bonus Payout
17 – 24 points	50% to 71.875% of Team Target Bonus Payout
25 – 32 points	75% to 96.875% of Team Target Bonus Payout
33 – 42 points	100% to 118.0% of Team Target Bonus Payout
43 - 48 points	120% of Team Target Bonus Payout

The amount of bonus earned shall be determined based upon the achievement of different point levels within a specific range, and the amount of such bonus shall be determined by interpolation on a straight-line basis within the applicable range. For purposes of illustration only, the following are examples of computation of Management Performance Bonus Compensation earned based upon Management Team performance: (i) if 14 points are awarded to Employee for a fiscal year, no bonus will be earned for Management Team performance, (ii) if 27 points are awarded to Employee for a fiscal year, the bonus earned for Management Team performance will be 81.25% of the Team Target Bonus Payout (or .8125 x 10% of Base Salary, or 8.125% of Base Salary), (iii) if 29 points are awarded to Employee for a fiscal year, the bonus earned for Management Team performance will be 87.5% of the Team Target Bonus Payout (or .875 x 10% of Base Salary, or 8.75% of Base Salary), (iv) if 40 points are awarded to Employee for a fiscal year, the bonus earned will be 114% of the Team Target Bonus Payout (or 1.14 x 10% of Base Salary or 11.4% of Base Salary) and (v) if 45 points are awarded to Employee for a fiscal year, the bonus earned will be 120% of the Team Target Bonus Payout (or 1.20 x 10% of Base Salary or 12.0% of Base Salary).

8.        Bonus Determination.  The Adjusted EBITDA Performance Target, Revenue Performance Target and FCF Performance Target for each fiscal year shall be based on the annual budget of Company for such year which, together with the non-Adjusted EBITDA performance goals and performance levels for members of the Management Team, must be approved by the Board (and subject to the review of and consent by BAML Capital Partners). The Adjusted EBITDA Performance Target, Revenue Performance Target, FCF Performance Target and the non-Adjusted EBITDA performance goals and performance levels for members of the Management Team for the relevant fiscal year that have been determined by the Board and consented to by BAML Capital Partners shall be furnished to Employee by March 15 of such year, which targets, goals and levels shall remain in effect for the remainder of such fiscal year unless otherwise mutually agreed in writing by Employee and Company.